REGISTRATION NO. 333-193565

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
Amendment No. 4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Greenpro, Inc.
(Exact name of registrant as specified in its charter)

Nevada	7374	98-1146821
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

9/F., Kam Chung Commercial Building, 19-21 Hennessy Road, Wanchai, Hong Kong
 (Address and telephone number of principal executive offices)

Vcorp Services, LLC
1645 Village Center Circle, Suite 170
Las Vegas, NV 89134
Tel. 845.425.0077
Fax. 845.818.3588
(Name, address and telephone number of agent for service)

Copies to:

Darren Ofsink, Esq.
Ofsink, LLC
230 Park Avenue, Suite 851
New York, NY 10169
Tel: (646) 627-7326
Fax: (646) 224-9844

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered herein will be sold by the security shareholders on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933 please check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller Reporting Company	☒

EXPLANATORY NOTE

Greenpro, Inc. has prepared this Amendment No. 4 to the Registration Statement (the “Registration Statement”) on Form S-1 (File No. 333-193565) solely for the purpose of filing a revised version of Exhibit 5.1 to the Registration Statement and updating the Exhibit Index accordingly. This Amendment No. 4 does not modify any provision of the prospectuses that form a part of the Registration Statement and accordingly such prospectuses have not been included herein.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits

The following exhibits are filed as part of this registration statement, pursuant to Item 601 of Regulation S-K. All exhibits have been previously filed unless otherwise noted.

EXHIBIT NO.	DOCUMENT DESCRIPTION
3.1	Articles of Incorporation*
3.2	Bylaws*
4.1	Common Stock Certificate Specimen*
4.2	Convertible Promissory Note Issued to Lee Chong Kuang**
4.3	Convertible Promissory Note Issued to Loke Che Chan, Gilbert**
4.4	Amendment to the Convertible Promissory Note Issued to Lee Chong Kuang**
4.5	Amendment to the Convertible Promissory Note Issued to Loke Che Chan, Gilbert**
5.1	Opinion of Counsel****
10.1	Form of Subscription Agreement*
10.2	Securities Purchase Agreement between the Company and Lee Chong Kuang **
10.3	Securities Purchase Agreement between the Company and Loke Che Chan, Gilbert**
14.1	Code of Ethics*
23.1	Consent of Accountants***
23.2	Consent of Counsel (See Exhibit 5.1)****

*Filed as an exhibit to the Company’s Registration Statement on Form S-1 filed with the Securities Exchange Commission on January 27, 2014 and incorporated herein.

**Filed as an exhibit to the Company’s Registration Statement on Form S-1Amendment No. 1 filed with the Securities Exchange Commission on May 21, 2014 and incorporated herein.

*** Filed as an exhibit to the Company’s Registration Statement on Form S-1Amendment No. 3 filed with the Securities Exchange Commission on July 14, 2014 and incorporated herein.

**** Filed herewith.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.
That for the purpose of determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

4.
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(iv)	Any other communication that is an offer in the offering made by the registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each of the undersigned officers and directors of the Company hereby undertakes that, he will not offer, sell, contract to sell, assign, transfer, or otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise), directly or indirectly any of the shares of the Company he own as of the date herein or any securities the Company may issue to him which would result in the Company being sold as a shell company until the date that is at least three years following the date of this Report.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waichai, Hong Kong on August 4, 2014.

Greenpro, Inc.

By:	/s/ Lee Chong Kuang
Name: Lee Chong Kuang Title: Chief Executive Officer, President, Director (Principal Executive Officer)

By:	/s/ Loke Che Chan, Gilbert
Name: Loke Che Chan, Gilbert
Title: Chief Financial Officer, Secretary, Treasurer Director (Principal Financial Officer and Principal Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, this Prospectus has been signed by the following persons in the capacities and on the dates stated.

SIGNATURES	TITLE	DATE

/s/ Lee Chong Kuang	President, Chief Executive Officer, Director	August 4, 2014
Lee Chong Kuang

/s/ Loke Che Chan, Gilbert	Chief Financial Officer, Secretary, Treasurer, Director	August 4, 2014
Loke Che Chan, Gilbert